UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 14, 2023

MORNINGSTAR, INC.

(Exact name of registrant as specified in its charter)

Illinois	000-51280	36-3297908
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

22 West Washington Street
Chicago, Illinois	60602
(Address of principal executive offices)	(Zip Code)

(312) 696-6000

(Registrant’s telephone number,
including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common stock, no par value	MORN	The Nasdaq Stock Market LLC

Item 7.01. Regulation FD Disclosure.

The following information is included in this Current Report on Form 8-K as a result of Morningstar, Inc.’s policy regarding public disclosure of corporate information. Answers to inquiries submitted between March 1, 2023 and March 31, 2023, if any, that comply with this policy are scheduled to become available around April 28, 2023.

Caution Concerning Forward-Looking Statements

This current report on Form 8-K contains forward-looking statements as that term is used in the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations about future events or future financial performance. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “prospects,” or “continue.” These statements involve known and unknown risks and uncertainties that may cause the events we discuss not to occur or to differ significantly from what we expect. For us, these risks and uncertainties include, among others,

•	failing to maintain and protect our brand, independence, and reputation;
•	liability related to cybersecurity and the protection of confidential information, including personal information about individuals;
•	compliance failures, regulatory action, or changes in laws applicable to our credit ratings operations, investment advisory, ESG and index businesses;
•	failing to innovate our product and service offerings or anticipate our clients’ changing needs;
•	prolonged volatility or downturns affecting the financial sector, global financial markets, and the global economy and its effect on our revenue from asset-based fees and credit ratings business;
•	failing to recruit, develop, and retain qualified employees;
•	liability for any losses that result from errors in our automated advisory tools;
•	inadequacy of our operational risk management and business continuity programs in the event of a material disruptive event;
•	failing to efficiently integrate and leverage acquisitions and other investments to produce the results we anticipate;
•	failing to scale our operations and increase productivity and its effect on our ability to implement our business plan;
•	failing to maintain growth across our businesses in today's fragmented geopolitical, regulatory and cultural world;
•	liability relating to the information and data we collect, store, use, create, and distribute or the reports that we publish or are produced by our software products;
•	the potential adverse effect of our indebtedness on our cash flows and financial flexibility;
•	challenges in accounting for complexities in taxes in the global jurisdictions in which we operate could materially affect our tax obligations and tax rate; and
•	failing to protect our intellectual property rights or claims of intellectual property infringement against us.

Investor Questions and Answers: April 14, 2023

We encourage current shareholders, potential shareholders, and other interested parties to send questions to us in writing and we make written responses available on a regular basis. The following answers respond to selected questions received through February 28, 2023. We retain the discretion to combine answers for duplicate or similar questions into one comprehensive response.

If you would like to submit a question, please send an e-mail to investors@morningstar.com or write to us at the following address:

Morningstar, Inc.

Investor Relations

22 W. Washington St.

Chicago, IL 60602

We received an unusually high volume of shareholder questions in February and have consolidated our responses to similar questions. To share information in as timely a manner as possible, we have published our responses in installments. This is the fourth and final installment.

These questions include several related to the profitability profile of our various products. We do not have business operating segments. We have one reportable segment, but disclose revenue by type and product area, to provide useful information to shareholders. When we address relative margins, by type of revenue or product area, we employ a variety of cost allocation methodologies to directly attribute certain expenses to the product areas. These methodologies are not complete and, like our product areas, do change from time to time. As a result, our discussions of relative margins are directional and based on estimates. Moreover, certain significant pools of operating expenses, including those for data, research, information technology systems, infrastructure, sales, marketing, facilities, and other corporate functions, are managed by centralized teams. The allocation of these expenses to product areas may also change over time.

MJKK

1.	You recently announced the termination of your licensing agreement with MJKK. What was the rationale for the transaction? Does this now provide upside to revenues/earnings from Japan? Presumably, you were only partially participating given the licensing arrangement, but now you can operate through your wholly owned subsidiary.

To understand why we decided on this path, it’s helpful to provide some background on our relationship with Morningstar Japan K.K. (MJKK)*. The licensing agreement dated to 1998, when we entered into a joint venture with SoftBank to form MJKK. In the early years of our expansion beyond the U.S., we often worked through a joint venture when we entered a new market. Under this structure, MJKK did not pay licensing fees to Morningstar. Today, we hold an ownership stake in SBI Global Asset Management (formerly MJKK) of approximately 13% as we have sold a portion of our stake in the market over time and through the tender offer, as further described below.

We currently operate our businesses in Japan primarily through our Ibbotson Associates Japan (IAJ) affiliate, which is a wholly owned Morningstar company. Through IAJ, we provide a limited set of our products and services, which include investment advisory services that we’ve offered for more than 20 years under the Ibbotson brand. In addition, IAJ sells Morningstar Direct, Morningstar Indexes, equity research, market, and equity data.

With the termination of the licensing agreement with MJKK, the Morningstar brand in Japan is in our full control. We expect this to provide long-term benefits which could not be achieved under the previous structure. We believe that the Japanese market offers strong growth potential. According to the Bank of Japan, as of June 2022, Japanese investors owned more than JPY 2,000 trillion of financial household assets. At this point, these assets are overwhelmingly held in risk-free instruments, such as bank savings and insurance products. However, the Japanese government and regulators are promoting a shift to financial investments. With the return of our brand, we are positioned to take advantage of this shift while expanding our footprint in Japan to offer products that we were historically not able to offer aggressively, including fund data, the Morningstar rating for funds (“star rating”), and the Morningstar Analyst Rating. The transaction also removes the brand confusion between Morningstar and the former MJKK, and we believe that it will help us expand our existing capabilities in Japan, including Morningstar Indexes. We believe that over time our business in Japan could grow meaningfully.

Under the license termination agreement with MJKK, we agreed to pay 8 billion Japanese yen (roughly $60 million) to MJKK. In connection with the termination agreement, we also entered into a tender offer agreement with SBI Global Asset Management, part of SBI Holdings, a SoftBank spinoff (SBI) and a significant shareholder of MJKK. SBI launched a public tender offer for the purpose of acquiring up to 10 million of the shares we held in MJKK. The tender offer was completed in March 2023, and we sold roughly 8 million of our shares in MJKK to SBI for approximately 3.5 billion Japanese yen (about $26 million) due to the participation of other investors in the tender offer. The proceeds from the sale of MJKK shares partially financed the payment associated with the termination agreement.

*As of late March 2023, MJKK was renamed SBI Global Asset Management and restructured.

2.	Please specify the first quarter impact to your results based on disclosed recent developments with MJKK, including the impact to P&L, cash flow and balance sheet (including the impact on your minority stake on balance sheet). What are your plans for your remaining stake in MJKK? Will you sell the remaining stake to pay for the additional consideration?

We anticipate the following impacts on our first quarter 2023 financial statements from the termination of our license agreement with MJKK and the related tender offer of a portion of our outstanding shares:

-	The recording of an expense related to the termination payment of 8 billion Japanese yen (approximately $60 million) and a corresponding liability associated with the outstanding payment due in April.
-	The recording of a realized gain on the partial sale of our stake in MJKK.

-	The recording of an unrealized gain and related increase in investments in unconsolidated entities on the balance sheet associated with the remeasurement of our remaining stake in SBI Global Asset Management (formerly MJKK), partially offset by a decrease related to the sale of a portion of our stake.
-	The recording of an increase in cash associated with the completion of the tender offer.
-	An increase in other liabilities for the final termination payment to be paid in April.

The above impacts and final accounting treatment will be fully disclosed in our earnings release and Form 10Q.

We made the first termination payment of 6 billion Japanese yen (approximately $45.0 million) on April 6th and expect to make a second, contingent payment of 2 billion Japanese yen (approximately $15.0 million) upon the achievement of certain conditions related primarily to the termination of the use of the Morningstar brand by SBI Global Asset Management’s customers, which could be paid before the end of April.

We plan to sell our remaining stake in SBI Global Asset Management over time, but not to immediately finance the remaining portion of the termination payment.

3.	Outside of the 8B yen consideration for MJKK, how much will this cost you in incremental spending for 2023? How much revenue do you generate in Japan currently both through Morningstar USA as an entity and through the wholly-owned subsidiary Ibbotson Associates Japan? How much are you currently spending in Japan in 2022 and what will you spend in 2023? How much in operating profits was MJKK to your financial results and what is the go forward implication?

Ibbotson Associates Japan, Inc., our Japanese subsidiary, recorded revenues of 726 million yen (roughly $5.5 million), operating expenses of approximately 576 million yen (roughly $4.4 million), and operating income of 150 million yen (roughly $1.1 million) for the year ended December 31, 2022. This information can be found in our publicly reported statutory accounts, prepared in accordance with local accounting standards, and exclude internal allocations and transfer pricing assumptions and all activities related to Morningstar Sustainalytics, which are housed in a separate entity.

Further investment will be predicated on opportunities in the market and our assessment of the potential returns.

4.	Outside of MJKK, do you have any additional joint ventures outside the US that you are planning to exit?

We do not have any remaining joint ventures.

Operating Margin

5.	How much of your total operating expenses can be attributable to PitchBook? How much of the total operating expenses is attributable to Sustainalytics? How much did these two products each contribute to total operating expense growth in 2022?

We do not disclose operating expenses or the contribution to expense growth by product. We’ve noted in other recently answered questions that, based on certain cost allocation assumptions and estimates, PitchBook partially offset the decline in our overall adjusted operating margins in 2022 relative to 2021 while Morningstar Sustainalytics contributed to the decline.

6.	How can investors get comfort around the investments and cost management will translate into future profit? Over the past two years cost growth has outstripped impressive revenue growth. Can the company give some insight into how management is thinking about cost development into 2023 and beyond? What areas of expenses can management reduce in 2023 to offset headwinds from the macroeconomic environment? What impact will headcount reductions have on margins in 2023?

You are correct that costs have increased faster than revenue since 2020. With approximately two-thirds of our total operating expense comprised of compensation and benefits and other employee-related costs including commissions and stock-based compensation, the largest driver of higher expenses over this period has been headcount. We added headcount in several key areas to build capabilities. Please see a related question in this response for more detail on where we’ve focused on adding headcount.

After significant investments over the past few years, we believe we can maintain our planned growth across many areas of the business without an associated expansion of headcount. We started to slow the rate of headcount growth last year and remain focused on this goal, which is the most significant lever to slow expense growth over time. As of February 28, 2023, our full-time, permanent headcount stood at 12,393 compared to 12,224 at year end and 9,556 in the prior year. The February 2023 total included roughly 340 net additional positions associated with the reduction and shift of our China activities as we hired replacement roles in other markets and continued to employ certain Shenzhen-based staff through the transition period. This included an increase of more than 40 net positions in the first two months of the year. We expect that transition to be completed by the end of the third quarter of 2023 with the elimination of duplicate roles and an overall reduction in related headcount.

We will continue to see the impact on margins from 2022 hiring and our China transition for much of 2023. That said, we believe that we are on the right path with a focus on growing revenues faster than expenses with a focus on improving our margin profile over time.

7.	What proportion of cost in a given year is one-off investment vs. ongoing investment into existing/new products? Is there any reason costs could be reduced and not impact revenues? What proportion of infrastructure cost increase in 2022 was one-off in nature vs. ongoing supplier usage/inflation increase? You’ve noted that certain investments have different time horizons given that and how far we are away from peak profit levels can you lay out the key investments you’ve made by size and what the return / time horizon should be for the largest ones? This way investors will have the ability to hold management accountable for their investments as they bear fruit.

We provide adjusted operating income and other non-GAAP measures to help investors understand the underlying performance of the business and improve comparability of our results, adjusting for the impact of acquisitions and other unusual or non-routine items. Specifically, in 2022, we added back costs associated with the reduction and shift of our China activities and costs related to M&A activity in our calculation of adjusted operating income.

Investment levels vary from year to year, with some periods of higher investment to drive key initiatives or sustain high levels of growth. As we’ve discussed in related responses, 2022 was a year of further investment. Those investments supported growth opportunities in product areas including Morningstar Sustainalytics, PitchBook, Morningstar Wealth, and DBRS Morningstar, and were largely driven by increased headcount that we expect to remain part of our ongoing cost structure.

Timing for investments in these product areas is provided below, listed in order of headcount growth since 2020, which is one indicator of investment scale:

-	In the case of Morningstar Sustainalytics, we’ve invested to build climate and impact data and research. We’ve started the rollout of our climate product suite, but it has not yet been fully commercialized and we plan to introduce impact metrics later this year. We expect those investments to start paying off in the near future.
-	Similarly, with PitchBook we expect returns over a fairly short time horizon as we expand and deepen the reach of our private and public data. This includes investment behind our LCD acquisition and the addition of sales resources to fuel growth.
-	We have not fully commercialized several key investments that we’ve made in Morningstar Wealth, including Direct Indexing, rolled out in 2022, the upcoming expansion of our TAMP to third party models, and the buildout of our international wealth platform. The timeline to realize the return on these investments is longer as we work to attract assets to our platforms, although we expect to start generating returns in 2023 and 2024. Longer term horizons here are consistent with AUM-based business models.
-	In DBRS Morningstar, where the scale of investment has been smaller, our focus has largely been on building out our middle-market corporate ratings efforts in the U.S. and Europe. While it will take more time to scale and gain share here, we are already seeing strong progress given the increase in the number of ratings issued last year, with more than 110 new middle market ratings issued globally in 2022. We’ve also identified opportunities to redeploy resources from other parts of the business that are facing market headwinds.

8.	Despite the challenges in the fourth quarter, organic growth was still positive year-over-year. What level of organic growth is required to drive operating leverage typically? When would you expect the current level of spending to recede such that more modest organic growth would allow for operating leverage? You said that you believe there is inherent leverage in the business, but we have yet to see that; at what point will shareholders start to see the benefits of operating leverage at Morningstar? Will it be possible to get leverage in a downturn or will negative operating leverage from weakness in transaction-based businesses such as DBRS Morningstar wipe out high incrementals in the license-based businesses? Please be specific.

We were pleased to report positive organic growth in the fourth quarter despite some of the market challenges. The diversity of our business and strength of our license-based areas offset declines in DBRS Morningstar, Investment Management, and Workplace.

We do believe that there is inherent leverage in the business. For some areas, like license-based data, software, and research revenue, leverage comes with our ability to sell our capabilities broadly across multiple clients, geographies, and market segments. In asset-based areas, that leverage comes as we grow accounts and assets across our platforms (wealth platforms, retirement managed accounts, and investable index products). For DBRS Morningstar, leverage comes as we maximize ratings opportunities across existing and new asset classes.

It is difficult to see that leverage come through in more challenging market environments like we saw in 2022. That is due to the fixed-cost structure in the areas that had revenue declines. Conversely, the rising market and healthy credit issuance environment in 2021 provided tailwinds.

We also recognize that margins have not fully reflected potential operating leverage due to investments we’ve made to support attractive growth opportunities. However, we are committed to increasing our aggregate margins over time and believe we can do that across our current mix of business areas. As we have noted in other published responses, that will come as we work to increase revenue while decelerating expense growth. We also believe that we can effectively mitigate some of the impact of negative operating leverage from reduced transaction-based activity, although we acknowledge it does limit our ability to realize that leverage in the short-term.

Professional Fees

9.	Professional fees increased $28 million for full year 2022. How much of this can be classified as one-time, non-recurring expenses (such as the White & Case report costs)? What were the legal costs associated with the White & Case investigation report (Q2 2022 cited a $10 million increase in professional fees so please break out all the legal costs that are one-time in nature)?

We provide adjusted operating income and other non-GAAP measures to help investors understand the underlying performance of the business and improve comparability of our results, adjusting for the impact of acquisitions and other unusual or non-routine items. In 2021 and 2022, $17.4 million and $17.1 million, respectively, in professional fees were related to M&A activities and added back in our calculation of adjusted operating income. In addition, in 2022, we also added back $4.6 million in professional fees related to the reduction and shift of our China operations.

We do not disclose fees paid to any specific service provider but would note that the legal fees associated with our ESG investigation were a meaningful part of our underlying increase in professional fees for the year. Other larger items included third-party costs associated with software development and technology improvements.

Revenue Growth

10.	The organic growth rate of license-based revenue has slowed from 3Q to 4Q, whereas the growth rate of deferred revenue and billings has accelerated in 4Q. Can you elaborate on what contributes to these opposite performances?

From the third quarter to the fourth quarter of 2022, the growth rate of deferred revenue was greater than organic revenue growth for the license-based product areas. However, deferred revenue represents all product areas, not just our license-based product areas. Under our accounting policies and the applicable U.S. GAAP, deferred revenue is recognized when we bill our customers or when we receive cash in advance of the delivery of services. In addition, the timing of deferred revenue does not always match the timing of revenue recognition. In the fourth quarter of 2022, the primary drivers of the increase in deferred revenue were billings for PitchBook (including LCD) and DBRS Morningstar in the U.S.

Headcount

11.	Morningstar’s headcount was up 28% year-over-year. What were the biggest drivers of that increase, and what percentage was driven by organic growth? Please provide a breakdown of your full-time employees for PitchBook (ex-LCD), LCD, Morningstar Sustainalytics, and Morningstar Indexes (ex-LCD) for full-year 2022 and for full year 2021 on a quarterly basis. You made the comment in your press release, “we are slowing headcount growth except in our fastest growing product areas”. Can you provide some more color on which product areas you intend to slow headcount growth the most?

Headcount increased from 9,556 employees as of December 2021 to 12,224 employees as of December 2022. During the year, we added roughly 200 headcount associated with our acquisitions of Praemium’s U.K. and international business and LCD, and we estimate that organic headcount growth was approximately 26%. The December 2022 total also included just under 300 net additional headcount related to the reduction and shift of our China operations, which had grown to roughly 340 net additional headcount as of February 2023. We expect the headcount increase related to these activities to be temporary. Much of our remaining hiring was concentrated in areas where we’re investing to drive growth, including Morningstar Sustainalytics, PitchBook, Wealth (including Investment Management) and DBRS Morningstar. We do not provide detailed headcount time series for our product areas, but these areas, taken together with Morningstar Indexes, were responsible for more than half of the total company headcount increase since 2020.

As we noted in a response in March, we are slowing our pace of hiring across the company, including in the areas noted in the response, which will be evident in the rates of headcount growth each quarter.

12.	Headcount has increased +26% YOY in Q3. What are your expectations for net new hires in 2023 in terms of headcount growth. How does that impact your cost profile? Organic headcount growth accelerated in Q3 and Q4 of 2022 and while you’ve said you will slow headcount growth, except in your fastest growing areas, are you open to the idea of reducing headcount given slowing revenue growth and deceleration across many business lines? When was the last time Morningstar significantly reduced headcount? Do you think the business is appropriately staffed today?

As we noted in the Q4 2022 release, we are taking a more cautious approach to managing the business. We are slowing our pace of hiring in 2023 relative to the pace of hiring and investments we made across the business over the last two years. We also note that the implementation of the reduction and shift of our China activities resulted in temporarily elevated hiring in 2022 and into early 2023. Outside of that transition, we do not have any plans for broader reductions in headcount. We continuously evaluate our resource needs across the company and believe our staffing levels are appropriate to support the business and consistent with our strategic and financial objectives.

Compensation

13.	Please provide the dollar amount for compensation and benefits for the full year 2022 and for the full year 2021 on a quarterly basis.

We do not disclose the dollar amount of total compensation and benefits, or the components, in our financials or otherwise. As we’ve noted previously, total compensation and benefits and related costs (including commissions and stock-based compensation) have historically accounted for roughly two-thirds of operating expenses. This was true for 2021 and 2022.

Sales Process

14.	With sales rep additions, is Morningstar adding density or expanding in new geographies?

As we add resources to our sales teams, we have expanded certain specialist teams, including those supporting Morningstar Indexes and Morningstar Direct, and have also added sales development representatives to expand our capacity in lead qualification and demand generation. Some of the new roles support growth objectives in specific geographies. We add resources when we see strong potential returns from adding sales staff based on the opportunities we see in the market.

In 2022, we saw the most significant growth in the teams supporting PitchBook and Morningstar Sustainalytics. In these areas, we’ve seen growth in our addressable markets, including outside of the U.S. That expansion supported our investments in new data sets such as private market coverage in Europe and climate solutions globally.

Product Pricing

15.	What is your best estimate for the impact of higher pricing (like for like price increase impact excluding mix) as a proportion of your organic growth rate for full year 2022 (e.g., for 2021, price increase contributed what [x]% of the 17.6% total company organic revenue growth)?

As we discussed in a December 2022 response, we’re focused on increasing prices where we’ve added the most value. At that time, we noted that we were instituting price increases ranging from mid-single digits for certain license-based products to high-single-digits to low-double-digits for other license-based products. That included a price increase for PitchBook instituted in mid-2022 and a price increase for Morningstar Direct that was a noted driver of organic growth in the fourth quarter. Those increases are largely taking effect and having an impact this year. In 2022, most of our organic growth in license-based product areas can be attributed to volume versus price.

Morningstar Sustainalytics

16.	What is the current revenue contribution of Climate (within Sustainalytics) in 2022? How much have you invested in 2022 in this effort from an expense/cost standpoint? How many full-time employees do you have dedicated to the Climate Risk Metrics product? How many of those FTEs are sales and marketing headcount? How large is the potential revenue opportunity for Climate Risk Metrics, given it is a new product launch? Could you please help quantify the total addressable market (number of potential customers and potential subscription price per customer)? Will this be a meaningful driver to Sustainalytics’ organic growth in 2023? If not, how long do you think it will take before we see an increase in sales as a result of this product?

During 2022, we made significant investments in Morningstar Sustainalytics, which included hiring to support the development of new climate metrics. In late 2022, we rolled out our physical climate risk metrics and we’re in the process of introducing our assessment of corporate transition risk. Given that these products are new, they have not yet had a meaningful impact on revenue and, as a result, total revenue attributable to climate was only a small contributor to Morningstar Sustainalytics’ total revenue in 2022. We don’t disclose expenses at the product area level. As of February 2023, we had roughly 120 dedicated employees engaged in work related to our climate product lineup, primarily in research and product development.

The external definitions of the market size for climate risk metrics vary widely. Our internal estimates size the market at more than $1 billion. In addition, we’ve observed our larger clients invest heavily in climate specialists, scientists, and teams to help them comply with expected regulations, while our institutional clients have been building teams to help their clients address commitments. We believe this supports our assessment that climate represents a significant opportunity.

Our climate solutions provide detailed asset-level data to assist with granular decision making. Our ratings are not only designed to flag risk or commitments, but also will provide insights into the management structures that are in place to manage the necessary changes. We believe that regulatory compliance and reporting will be the biggest drivers of initial adoption. Additionally, our offerings will help clients measure and assess climate transition risk within portfolio companies while also allowing users to identify physical risks related to real estate and infrastructure.

We expect our climate solutions product area to be a driver of organic growth starting in the second half of 2023 and over the long-term. We believe our climate metrics will help us expand our footprint with existing clients in EMEA, expand segment opportunities globally (including in insurance and banking) and facilitate geographic expansion in the Asia-Pacific region.

17.	What are your expectations for organic growth for Sustainalytics over 2023 – directionally higher (acceleration), lower (deceleration) compared to organic growth in 2022? Should we anticipate an acceleration on an organic basis relative to 2022 given the significant headcount and data investments made in 2022 and if not, what factors would lead to 2023 growth delta versus 2022 in your view? What does the current demand environment for Sustainalytics look like in 2023?

We expect Morningstar Sustainalytics to remain a meaningful contributor to organic growth across the portfolio in 2023, but don’t give guidance as to revenue growth. For Morningstar Sustainalytics’ license-based products, we expect that growth will be driven by uptake of our new physical risk and low carbon transition risk products and continued strong demand for EU taxonomy solutions. At a regional level, in 2023, we expect continued growth in EMEA, as various regulatory requirements are implemented and projects that have taken a back seat as clients focus on compliance come up for consideration again. In APAC, we expect the introduction of new climate metrics to improve our competitive position and help to accelerate growth there as the market matures.

The outlook for green bond Second Party Opinions is less clear in the short run given the impact of recent market volatility on green bond issuance, which continues to create headwinds as we start the year. We discuss our longer-term outlook and recent trends for that product in more detail in a related response.

18.	Please explain slowed growth in Sustainalytics, including contribution from second party opinion basis. Excluding second-party opinions, how much did Sustainalytics grow? You called out a slowdown in debt issuance weighing on second party opinions, but issuance has been declining for multiple quarters now. What changed in 4Q22? When do you expect a recovery in SPO businesses? How big is the second party opinion business within Sustainalytics – is that the main driver of the deceleration within that business in the fourth quarter? How are SPOs priced and what did transactions do in each quarter of 2022?

The primary driver of the slowdown in Morningstar Sustainalytics’ growth in the fourth quarter was the revenue decline in our Second Party Opinions (SPO) product area. According to Environmental Finance, the issuance of Green, Social, and Sustainability (GSS) bonds fell by 20% in 2022. We also experienced a modest decline in our market share during the year, although, according to Environmental Finance, we remained the market leader with 24% of the global market. In 2023, we are focused on maintaining our strong position with underwriters and continuing to innovate to maintain and grow market share.

Issuance of GSS bonds picked up modestly in January 2023, but has slowed again with recent market volatility. Revenue from our SPO product will be driven largely by the broader market trend. Over the longer term, green bond issuance has generally grown at above-market rates, and we’d expect that to continue.

SPOs are included in the corporate solutions product area, which accounted for roughly 20% of Morningstar Sustainalytics revenue in 2022, along with sales of licenses to corporates to use our ESG ratings. SPOs, in turn, comprised roughly two-thirds of corporate solutions revenues and a little under 15% of total Morningstar Sustainalytics revenue. We are paid a flat fee per transaction for SPOs, which is in line with market practice. We don’t disclose transaction volume.

In addition to the slowdown in SPOs, we did see some pressure in our investor solutions product area, which accounted for roughly 80% of total Morningstar Sustainalytics revenue in 2022. Key drivers included sales capacity limitations given the challenging market for ESG talent during the year. In response, we have taken steps to speed up hiring and onboarding sales capacity.

19.	Based on the 10-K, Sustainalytics' revenue renewal rate was 100% in 2022, which seems low given that many investors are adopting multiple ESG products. Is 100% revenue renewal rate the historical average for Sustainalytics? How many customers does Sustainalytics currently have and what percentage of their customers purchase more than one product?

Our calculation of revenue renewal rates for the license-based products, including Morningstar Sustainalytics, includes the effect of price changes, increasing client bases upon contract renewal, changes to the contract value upon renewal, and changes in the value of variable-fee contracts. The 100% also reflects losses upon renewal, which is consistent with other Morningstar license-based products. Last year was the first full year of organic contribution for Sustainalytics and the first year that we reported a revenue renewal rate for the product area. In general, churn was lower than expected in our investor solutions product area. When clients opted not to renew, reasons varied and included budgetary constraints and the decision to develop methodologies in-house or to use a competitor’s data.

Morningstar Sustainalytics’ Investor product area has roughly 1100 clients and roughly half of these clients purchase more than one of Morningstar Sustainalytics’ products.

20.	In 2019, MSCI’s ESG & Climate segment had 24% EBITDA margins on $91 million in revenue. Sustainalytics appears to us to be unprofitable on an adjusted operating income basis based on disclosure from the initial filing and incremental operating expense spending in 2021 and 2022. Is that assumption correct? If so, at what level of sales would Sustainalytics break even? How much of an overall drag to consolidated adjusted operating profit margin is Sustainalytics?

As you note, our margins are impacted by more significant investment since the acquisitions in key areas, including ESG research (including climate), data collection, technology, corporate ratings, and sales and marketing. In certain areas, like climate and impact (largely within data collection), we are now beginning to commercialize the data and content we have built over the past two years.

While we cannot provide guidance on profitability or future margins, we do note that, based on certain cost allocation assumptions and estimates, Morningstar Sustainalytics margins are below the corporate average and those of other Morningstar license-based products. That said, we believe that the market for our products and services remains significant and growing, and that we have meaningful opportunities to increase profitability and margins over time.

You also note MSCI’s ESG & Climate segment margins. While we cannot speculate on how those are derived (including internal cost allocation methodologies), we would note there are certain differences in our ESG product portfolio vs. MSCI’s. In particular, MSCI has an established climate product suite, which was largely built through acquisition. We are building our climate suite organically, which is pressuring current margins, and have just started to roll out our offering in this space. Meanwhile, MSCI does not to our knowledge rate green bonds.

Morningstar Wealth

21.	What is the current revenue contribution of “direct indexing” in 2022? How much have you invested in 2022 in this effort from an expense/cost standpoint?

Direct Indexing is still a very new product and, as a result, associated revenue is minimal. We do not disclose expenses for individual products or product areas.

22.	Investment management has been cited as an area of investment. In addition to the revenue decline in 2022 from the market, how much has Morningstar incrementally invested/spent in Investment Management on a year-over-year basis? How much of a drag was asset-based revenues to overall Morningstar profit margins?

We do not disclose expenses at the product area level. As we have discussed, we have made significant investments in Investment Management and our broader wealth strategy in both the US and UK. That has come organically in expansion of our TAMP and the launch of Direct Indexing, as well as inorganically through our acquisition of Praemium’s U.K. and international business. All told, Investment Management, based on certain cost allocation assumptions and estimates, contributed to the decline in our adjusted operating margins in 2022 relative to 2021. We focused on costs across this business area last year given the challenging market conditions. However, we prioritized and continued to pursue key initiatives here in a prudent way given the long-term potential we see for our products and services in the broader wealth market. That, along with declines in revenue due to lower AUM, had negative impacts on margin in 2022.

Workplace Solutions

23.	Workplace has been cited as a highly profitable business. Revenues were roughly flat in 2022 versus 2021. How did profitability compare in 2022 versus 2021 for Workplace?

Based on certain costs allocation assumptions and estimates, Workplace contributed to the decline in our adjusted operating margin between in 2022 and 2021. While we managed costs aggressively in this area last year due to market conditions, margins were directly impacted by the decline in Workplace revenue in 2022.

Acquisitions and Equity Investments

24.	Can you discuss the performance of recent acquisitions and equity investments: Praemium, Moorgate Benchmarks and SMArtX?

Praemium

The acquisition and integration of Praemium’s U.K. and International businesses is going well and performing as expected. We have rebranded the businesses to Morningstar Wealth Platform and Wealthcraft, a Morningstar company. Technology and data were successfully migrated to Morningstar without any client disruption or service degradation. Distribution teams are working closely together on cross-selling activity, which has generated incremental sales growth across Wealth Platform and Investment Management offerings. Employees that support Smart Investment Management, which manages a range of multi-asset portfolios, have also aligned with Morningstar’s Investment Management team. Work is now underway to harmonize investment management offerings. We remain optimistic about the potential to deliver more value for advisors globally with our integrated offerings.

Moorgate Benchmarks

We are also pleased with our progress with Moorgate. In addition to expanding our EMEA-based Indexes team, Moorgate Benchmarks has enabled us to be more competitive and bring on some notable new clients in the growing structured products market. We’ve made the strategic decision to accelerate the integration of Moorgate with our primary calculation platform. We expect this integration to be completed by year end, which will yield richer data sets, enhanced capabilities, better timeliness and accuracy, and an overall improved client experience.

One area that has underperformed our expectations is the Index Services offerings coming out of the acquisition. We are slightly behind our initial targets due to our near-term focus on operations and technology, as well as execution missteps. We’ve restructured the team and refocused activities to better serve our clients and drive future growth.

SMArtX

In addition to our previously announced strategic relationship with SMArtX, we also forged a commercial relationship to leverage their managed account technology for our US Wealth Platform, offering unified managed account and systematic capabilities such as automated rebalancing. Together, we moved 60,000+ accounts off a legacy provider to SMArtX according to our committed timelines. SMArtX is helping us accelerate efforts to modernize the US Wealth Platform’s technology stack and offer more choice and flexibility to the advisors we serve. SMArtX has been a great partner and a good example of how we can build strategic relationships and leverage external partners for important capabilities in our business going forward.

Total Return for MORN

25.	Morningstar’s stock has underperformed many of its closest peers on a one and three-year basis – what do you think are the main drivers of the stock’s underperformance and what actions if any are you taking to change that?

Our stock has underperformed the peer group we closely track and report in our annual report over the past year but is ahead over the three years and five years ended March 30, 2023. While we cannot comment or speculate on drivers of our stock price performance, we have noted and acknowledged that both return on invested capital and adjusted operating margins have declined lately despite our top line growth. Our focus is on value creation and ensuring that the strategies we are pursuing will generate sustainable growth, margin improvement, and attractive returns for shareholders. We are a competitive bunch, and as owners of the company, our goal is to outperform over long-term periods, and we certainly feel the pain when our shareholders do.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MORNINGSTAR, INC.

	By:	/s/ Jason Dubinsky
Date: April 14, 2023		Jason Dubinsky
Chief Financial Officer